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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement of Michigan Consolidated Gas Company relating to 6.85% Senior Secured Insured Quarterly Notes due 2038, of our report dated February 2, 1999, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our Firm under the caption "Experts."

                                        /s/ PricewaterhouseCoopers LLP

                                        PricewaterhouseCoopers LLP

June 4, 1999